United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

December 28, 2013
(Date of Report)

Ceetop Inc.
(Exact name of registrant as specified in its charter)

Oregon	000-32629	98-0408707
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A2803, Lianhe Guangchang, 5022 Binhe Dadao, Futian District, Shenzhen, China	518033
(Address of principal executive offices)	(Zip Code)

(86-755) 3336-6628
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

Item 5.01 Changes in Control of Registrant

On December 28, 2013 Ceetop Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Agreement”) and sold (the “Transaction”) an aggregate of 23,000,000 shares of the Company’s common stock (the “Shares”) for an aggregate purchase price of $3,680,000 ($.16 per share) to 10 different investors (collectively referred to as the “Investors”).  None of the Investors is: (i) affiliated with the Company or its officers or directors, or (ii) affiliated with any other Investor; or (iii) acting in concert, or as a group, with any other Investor.  There are no arrangements or understandings among the Investors and old control groups and their associates with respect to election of directors or other matters.

Immediately prior to the issuance of the Shares, the Company had 17,956,390 shares of common stock outstanding, and as a result of the issuances pursuant to the Transaction the Company will have an aggregate of 40,956,390 shares of Common Stock outstanding.

As a result of the issuance of the Shares the following Investors will own more than five percent of the outstanding shares of common stock of the Company:

Investor Name	Total Number of Shares of Common Stock Owned After Transaction	% Of Common Stock owned after Closing of the Transaction
Jessie Wong	4,039,500	9.86%
CYH Capital LLC	4,039,500	9.86%
Tingfa Lou	3,000,000	7.33%
Haoxiang Liu	2,961,634	7.23%
Guihua Du	2,327,005	5.68%
Weikang Zhu	2,500,000	6.10%

The issuance of the Shares was not registered under the Securities Act of 1933, and was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Regulation S thereof.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
10.3	Stock Purchase Agreement between Ceetop Inc. and certain investors dated as of December 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2014	CEETOP INC.

/s/ Weiliang Liu
Weiliang Liu
President